Exhibit 10.7

Second Amendment to

Stericycle, Inc. Amended and Restated Incentive Option Plan

The Stericycle, Inc. Amended and Restated Incentive Compensation Plan (the "1995 Plan") is amended as follows pursuant to the authority of the Board of Directors under Paragraph 11.2 of the Plan:

1. Paragraphs 8.2 and 8.3. Paragraphs 8.2 and 8.3 of the Plan are amended to read as follows:

8.2 Term. The Plan Administrator shall determine (i) whether each Option shall be exercisable in full at one time or in Installments at different times and (ii) the time or times at which the Option or Installments shall become and remain exercisable. No Option or Installment may have an Expiration Date more than 10 years from the Grant Date.

Notwithstanding any limitation on exercisability in Paragraph 8.5 or anything to the contrary in the underlying Option Agreement, (i) each outstanding Option held by an Employee or Officer-Employee shall become exercisable in full as of his or her Termination Date if the Employee's or Officer-Employee's termination of employment occurs by reason of his or her death, and (ii) each outstanding Option or Installment shall become exercisable in full upon a Change in Control. In addition, the Plan Administrator, in its discretion, may accelerate the exercisability of any Option or Installment at any time under any related or other circumstances.

8.3 Termination of Employment. Any Option or Installment held by an Employee or Officer-Employee which is and remains unexercisable as of his or her Termination Date shall expire on the Termination Date. Any Option or Installment held by an Employee or Officer-Employee which is or becomes exercisable as of his or her Termination Date shall expire on the Termination Date unless the expiration date is extended by the Plan Administrator. The Plan Administrator may extend the expiration of an exercisable NSO (or Installment of a NSO) to any date ending on or before the applicable Expiration Date. The Plan Administrator may extend the expiration of an exercisable ISO (or Installment of an ISO) to the earlier of (i) a date no later than 90 days after the Termination Date or (ii) the applicable Expiration Date, unless the Employee's or Officer- Employee's termination occurred as a result of his or her death. In that case, the Plan Administrator may extend the expiration to the earlier of (i) a date no later than the first anniversary of the Employee's or Officer-Employee's death or (ii) the applicable Expiration Date.

2. Effective Date. This Amendment shall be effective as of December 1, 2001.